Exhibit 99.1

Advanced Medical Isotope Corporation Commences Development of the Second in a Series of Compact Systems to Produce Medical Isotopes in the United States
Thursday January 22, 2:50 pm ET

KENNEWICK, Wash., Jan. 22, 2009 (GLOBE NEWSWIRE) -- Advanced Medical Isotope Corporation (``AMIC'') (Other OTC:ADMD.PK - News) (http://www.isotopeworld.com), a company engaged in the production and distribution of medical isotopes, announced today that it will partner with the U.S Department of Energy (DOE), through the Pacific Northwest National Laboratory (PNNL) on a twoyear project with the Kharkiv Institute of Physics and Technology (KIPT) in Ukraine, to develop and bring to market an innovative compact-systems technology for producing critically needed medical isotopes. The Global Initiatives for Proliferation Prevention (GIPP) program under DOE's National Nuclear Security Administration (NNSA) and AMIC will each contribute $760,000 to the project.

Relative to nuclear reactors and large accelerators, compact systems are expected to reduce the overall cost and increase the flexibility needed to produce smaller amounts of research and commercial isotopes for applications in diagnostic and therapeutic nuclear medicine. The new production method funded by this project is based on the Alternative Method for Producing Medical Isotopes (AMPMI) technology being developed at the Kharkiv Institute. The AMPMI method generates an intense neutron beam at high fluence rate under controlled conditions, with an advanced target design for efficient production of neutron-rich medical isotopes.

``The AMPMI neutron technology complements our current proton LINAC at our first production facility in Kennewick, Washington,'' said Jim Katzaroff, CEO at AMIC. ``We anticipate that the AMPMI neutron technology will provide the opportunity to produce a wide variety of medical isotopes on a smaller scale, closer to the point of use, than isotope production in nuclear reactors.''

Nearly 20 million medical isotope procedures are performed annually in the United States, including cardiac evaluations, infection imaging, and cancer treatment. Unfortunately, most medical isotopes are produced by nuclear reactors in foreign countries and are imported. This situation has led to shortages and supply interruptions, which adversely impact patient health care.

One alternative is domestic isotope production using versatile, cost-effective electronic systems for neutron generation instead of aging nuclear reactor technologies.

``Politicians talk about the need to improve access to health care in this country,'' said Katzaroff. ``I respectfully submit that, unless we develop the means to produce these critical medical isotopes on our own soil, then the U.S. health care industry will continue to find itself in the very same dangerous predicament as the energy industry with its dependence on foreign sources of oil. AMIC is committed to developing and commercializing domestic sources of medical isotope production to alleviate that dependence.''

About KIPT

Created in 1928 for the purpose of developing urgent lines of research in nuclear physics and solid-state physics. Since the disintegration of the USSR, the Institute is currently active in the fields of solid-state physics, plasma physics, nuclear physics, and plasma electronics. More than 400 scientists carry out fundamental research and support with nearly 300 Candidates and 80 Doctors of Science.

About GIPP

GIPP facilitates partnerships between former weapons of mass destruction (WMD) scientists, engineers and technicians from the former Soviet Union and U.S. companies and DOE national laboratories to commercialize civilian applications of high technology and reduce the prospects that these specialists will be recruited by rogue states and terrorist networks. Since 1994, GIPP has engaged thousands of former WMD experts at over 180 institutes. Most of the program's efforts have been directed at the displaced workforce in the large former Soviet weapons complex. More recently, the program has engaged former WMD scientists in Libya and Iraq.

About NNSA

Established by Congress in 2000, NNSA is a semi-autonomous agency within the U.S. Department of Energy responsible for enhancing national security through the military application of nuclear science in the nation's national security enterprise. NNSA maintains and enhances the safety, security, reliability, and performance of the U.S. nuclear weapons stockpile without nuclear testing; reduces the global danger from weapons of mass destruction; provides the U.S. Navy with safe and effective nuclear propulsion; and responds to nuclear and radiological emergencies in the U.S. and abroad. Visit http://www.nnsa.energy.gov for more information.

About PNNL

Pacific Northwest National Laboratory is a Department of Energy Office of Science national laboratory where interdisciplinary teams advance science and technology and deliver solutions to America's most intractable problems in energy, national security and the environment. PNNL employs 4,000 staff, has a $855 million annual budget, and has been managed by Ohio-based Battelle since the lab's inception in 1965.

About AMIC

Advanced Medical Isotope Corporation (AMIC) is a medical isotope production company engaged in the production and distribution of medical isotopes and medical isotope in vivo delivery systems for advanced diagnostic and non-surgical therapeutic application. AMIC's goal is to empower physicians, medical researchers, and ultimately patients by providing them with essential medical isotopes that, until now, have not been feasible or economical, in an effort to detect and cure human disease.

For more information, please visit our website, http://www.isotopeworld.com

The Advanced Medical Isotope Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5139

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words ``may,'' ``will,'' ``should,'' ``plans,'' ``explores,'' ``expects,'' ``anticipates,'' ``continue,'' ``estimate,'' ``project,'' ``intend,'' and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control.

Contact:

Advanced Medical Isotope Corporation
James C. Katzaroff, CEO
509-736-4000